Exhibit 99.1

Contact :	Dominic Petrucci Chief Operating Officer Cornerstone Ventures, Inc. 949 263 4340 dpetrucci@cvinc.net

Cornerstone Core Properties REIT, Inc. Announces $23.2 Million Acquisition of Mack Deer Valley in Phoenix, Arizona

Irvine, CA – January 26, 2007 - Cornerstone Core Properties REIT, Inc (CCP REIT) announced today that it has acquired Mack Deer Valley, an 180,985 square foot multi-tenant industrial property in Phoenix, Arizona known as Mack Deer Valley. This is the fifth property acquired by the CCP REIT since June 2006.

“As an institutional quality, core asset located in a major metropolitan market, the Mack Deer Valley property matches our investment strategy criteria,” commented Terry Roussel, Chief Executive Officer of CCP REIT. “It is an excellent fit for our portfolio.”

Mack Deer Valley is located minutes from the key transportation hub of Deer Valley Airport with immediate access to downtown Phoenix and Scottsdale. The two-building property was completed in early 2006 and is 100% leased.

According Cushman & Wakefield, a national real estate advisor, “Phoenix is highly regarded by investors and users as a top-tier industrial market.” The third quarter 2006 Cushman & Wakefield market report stated that, “The metropolitan Phoenix industrial market continued to experience strong direct absorption and near record low vacancy rates.” The report cited overall market vacancy rates of 5.6% at the end of the quarter and an increase in lease rates in the Deer Valley submarket of 11.4% during the first three quarters of 2006.

Cornerstone Core Properties REIT, Inc is a publicly offered, non-traded real estate company investing in investment grade core real estate, primarily multi-tenant industrial properties located in major metropolitan markets throughout the United States.

This literature must be accompanied or preceded by a prospectus to fully understand all risks. The release may contain forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Cornerstone Core Properties REIT, Inc’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This neither an offer nor a solicitation to purchase securities. Such an offer can be made only by  means of a prospectus. To obtain a prospectus, please contact your investment professional or Pacific Cornerstone Capital, Inc. at 1920 Main Street, Suite 400, Irvine, CA 92614 (877 805 3333). Securities offered through Pacific Cornerstone Capital, Inc. Member NASD and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.